Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE December 1, 2014	Contact: Ike Smith Vice President-Finance (713) 243-2713

Cal Dive Provides Update on Efforts to Refinance its Revolving Credit Facility

HOUSTON, TX – (December 1, 2014) Cal Dive International, Inc. (OTC: CDVI) (the "Company") announced today that it is continuing to work with potential capital providers to refinance its first lien credit agreement.  As previously disclosed, the Company executed an amendment to its first lien credit agreement, which maintained the size of the revolving credit facility at $100.0 million, and waived the Company's non-compliance with certain financial covenants and payment obligations under the Credit Agreement, as well as the cross defaults resulting from similar defaults under the Company's second lien credit facility, through December 1, 2014.  As amended, the revolving credit facility capacity will step-down from $100.0 million to $90.0 million on December 2, 2014, and the Company will be in payment default under the first lien credit agreement upon such step-down.

The Company is working cooperatively with the lenders under its first lien credit facility on a forbearance of such default, and is also working cooperatively with the lenders under its second lien credit facility and the holders of its convertible notes, as well as its suppliers and vendors.  The Company continues to pursue financing transactions, non-core asset sales and other strategic efforts to provide the Company with additional liquidity and allow for the repayment, restructuring or refinancing of the Company's first lien revolving credit facility and other funded debt.  While the Company remains hopeful that these efforts will be successful, there can be no assurance that an agreement on such a transaction will be reached quickly. If an agreement cannot be reached in a timely fashion, the Company will have to consider other, potentially less satisfactory measures to provide liquidity for its operations.
About Cal Dive International, Inc.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.
Cautionary Statement
This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur.  These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors.  Factors that could cause the Company's results to differ materially include: the Company's significant indebtedness and constraints on the Company's liquidity, the impact the delisting of the Company's common stock from the NYSE may have on the liquidity and market price of its common stock and on its ability to conduct equity financings and access the public capital markets, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.